Exhibit 99.1

SeraCare Announces NASDAQ’s Receipt of Request for Hearing

Hearing Scheduled for February 2

Oceanside, Ca – January 9, 2006 – SeraCare Life Sciences, Inc. (NASDAQ – SRLSE, SRLS), today announced that NASDAQ has received the company’s request to appeal the NASDAQ Listing Qualification Staff’s determination to delist the company’s securities from the NASDAQ National Market. NASDAQ has advised the company that the delisting action has been stayed, pending a final written decision by the NASDAQ Listing Qualifications Panel.

The request for a hearing date was filed on December 28, 2005. The hearing is scheduled to be held on Tuesday, February 2, 2006 in Washington, D.C.

About SeraCare Life Sciences

SeraCare Life Sciences Inc. is a manufacturer and provider of biological products and services to diagnostic, therapeutic, drug discovery, and research organizations. The Company’s offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, in vitro stabilizers, and the SeraCare BioBank(TM), a proprietary database of medical information and associated blood, plasma, DNA and RNA samples. Headquartered in Oceanside, CA, SeraCare conducts business throughout the world, and is traded on the NASDAQ national stock market under the symbol SRLSE. For additional information about SeraCare Life Sciences Inc., please visit the Company’s web site at www.seracare.com.

Contact:

    The Trout Group

    Tim Ryan, 212-477-9007x24

    tryan@troutgroup.com

Source: SeraCare Life Sciences, Inc.